Exhibit 99.1

PSB Holdings, Inc. announces September 2014 quarterly

earnings of $1.08 per share on net income of $1.78 million

Wausau, WI. – October 24, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) reported September 2014 quarterly earnings of $1.08 per share on net income of $1,782,000 compared to earnings of $.01 per share on net income of $13,000 during the September 2013 quarter in which a $3,340,000 credit write-down related to customer fraud was recognized. Earnings during the nine months ended September 30 were $2.80 per share on net income of $4,635,000 during 2014 compared to $1.93 per share on net income of $3,183,000 during 2013.

In addition to the large customer fraud credit loss, there were other nonrecurring items that impacted both periods, including merger and conversion related costs incurred on PSB’s purchase of the Northwoods National Bank, Rhinelander, Wisconsin branch of The Baraboo National Bank during 2014. These items are outlined in the Pro-forma Statements of Income table shown below. As shown in the table, September 2014 quarterly earnings were $1.08 per share on net income of $1,782,000 compared to 2013 quarterly pro-forma earnings of $1.07 per share on net income of $1,766,000. September 2014 quarterly earnings were similar to the prior year quarter before the special items as a $312,000 increase in net interest income offset a $43,000 increase in credit costs and a $283,000 increase in operating expense before tax impacts.

Excluding the special items as shown in the table below, earnings for the nine months ended September 30, 2014 would have been $2.94 per share on net income of $4,860,000 compared to September 2013 year to date earnings of $2.94 per share on net income of $4,863,000. Compared to the prior year before the special items, a $428,000 decline in 2014 credit costs, down 44%, and a $418,000 increase in net interest income and $194,000 increase in other noninterest income offset a $373,000 decline in mortgage banking revenue, down 28%, and a $645,000 increase in operating costs, up 5%, resulting in similar net income levels.

Peter W. Knitt, President and CEO of PSB noted, “The September 2014 quarter was a return to strong income levels as loan growth from the Northwoods branch purchase and increased commercial lines of credit usage increased net interest income. In addition, net interest margin increased as high cost FHLB advances matured and operating expenses returned to normal levels after completing the Northwoods branch purchase conversion. September 2014 quarterly earnings of $1.08 per share were record earnings per share compared to prior quarterly results when non-recurring income or expense items in those periods are excluded.”

Financial Highlights:

❖	Quarterly earnings of $1.08 per share in September 2014 compared to pro-forma earnings of $.93 per share during June 2014 and $1.07 per share during September 2013. Year to date, pro-forma earnings were $2.94 during 2014 and 2013 despite a 28% reduction in mortgage banking revenue during 2014.

❖	Return on average stockholders’ equity was 11.77% during the September 2014 quarter compared to 12.31% during September 2013 before non-recurring items. Year to date pro-forma return on average equity was 11.00% during 2014 compared to 11.52% during 2013.

❖	Total assets increased $18.8 million, or 2.6% at September 30, 2014 compared to December 31, 2013, led by a $23.2 million increase in loans, driven by the purchase of the Northwoods branch.

Summary of Reported and Pro-forma Earnings

The following table reconciles reported net income and earnings per share to pro-forma net income and earnings per share excluding several significant nonrecurring items:

Pro-forma Statements of Income	Three months ended		Nine months ended
	September 30,		September 30,
($000s, net of income tax effects)	2014	2013	2014	2013

Net income, as reported	$1,782	$13	$4,635	$3,183

Add: Merger and conversion costs	–	–	225	–
Add: Grain customer fraud credit loss	–	2,031	–	2,031
Less: Reduced employee benefits on credit loss	–	(278)	–	(278)
Less: Tax benefit on amended tax returns	–	–	–	(73)

Net income on a pro-forma basis	$1,782	$1,766	$4,860	$4,863

	Three months ended		Nine months ended
	September 30,		September 30,
(per diluted share, net of income tax effects)	2014	2013	2014	2013

Net income, as reported	$1.08	$0.01	$2.80	$1.93

Add: Merger and conversion costs	–	–	0.14	–
Add: Grain customer fraud credit loss	–	1.23	–	1.23
Less: Reduced employee benefits on credit loss	–	(0.17)	–	(0.17)
Less: Tax benefit on amended tax returns	–	–	–	(0.05)

Net income on a pro-forma basis	$1.08	$1.07	$2.94	$2.94

Balance Sheet Highlights

Total assets were $730.3 million at September 30, 2014 compared to $711.5 million at December 31, 2013, up $18.8 million, or 2.6%, due to an increase in net loans receivable of $23.2 million, up 4.6%. The loan increase included $18.5 million of purchased Northwoods branch loans held at September 30, 2014, plus $4.7 million of existing market loan growth year to date, primarily in seasonal usage of commercial lines of credit. In addition to loan growth, a $10.3 million increase in investment securities was funded by an $18.7 million decline in cash and cash equivalents during the nine months ended September 30, 2014.

Total local deposits increased $28.2 million year to date due to $35.3 million in purchased Northwoods branch deposits retained at September 30, 2014 (approximately 87% of the original purchased deposits) with other existing market deposits declining $7.1 million, or 1.4% since December 31, 2013, led by an $11.7 million decline in seasonal government tax deposits. In addition to funding loan growth, the increase in total deposits was used to repay $10.4 million of wholesale funding year to date. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $98.5 million (13.5% of total assets) at September 30, 2014 compared to $108.9 million (15.3% of total assets) at December 31, 2013.

During the upcoming December 2014 quarter, total loans receivable are expected to remain stable primarily due to low borrower demand within our markets while seasonal government tax deposits are expected to significantly increase total deposits. However, maturing wholesale funding may be paid down with the increased deposit liquidity, limiting total asset growth during the quarter.

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

Total nonperforming assets decreased $523,000, or 4.3%, during the quarter ended September 2014 to $11,649,000, compared to $12,172,000 at June 30, 2014, but increased $1,260,000, or 12.1%, compared to $10,389,000 at December 31, 2013. The increase since the beginning of the year was due to placing a $578,000 single family jumbo residential mortgage (net of a $497,000 partial charge-off recorded in the September 2014 quarter) and a $944,000 commercial loan onto nonaccrual status during the nine months ended September 30, 2014. Net charge-offs of loan principal were $645,000 and $779,000 during the quarter and nine months ended September 30, 2014, which were .48% and .20% of average loans during the respective periods on an annualized basis.

During the prior year September 2013 quarter, PSB recorded a $3,340,000 provision for loan losses due to the write down of a loan to a grain commodities dealer who was discovered to have misrepresented inventory collateral, financial statements, inventory records, and federal warehouse receipts taken as collateral. The entire loan balance was charged-off at that time, and the borrower and its former operation remain under investigation by the authorities. Separate from this loss, there was no provision for loan losses recorded during the September 2013 quarter. PSB continues to pursue a recovery of this loss through several channels and remains cautiously optimistic concerning potential outcomes. Net charge-offs of loan principal were $514,000 and $980,000 during the quarter and nine months ended September 30, 2013 excluding the large grain loss, which represented .40% and .26% of average loans during the respective periods on an annualized basis.

A reduction in total credit costs, including the provision for loan losses and loss on foreclosed assets, has been an important sustainer of income during 2014 offsetting significant declines in mortgage banking revenue. Total credit costs were $541,000 and $969,000 (excluding the large grain loss) during the nine months ended September 30, 2014 and 2013, respectively, a reduction of $428,000, or 44.2% during 2014. At September 30, 2014, the allowance for loan losses was $6,424,000, or 1.19% of total loans (65% of nonperforming loans), compared to $6,783,000, or 1.31% of total loans (79% of nonperforming loans) at December 31, 2013. Despite 2014 recognition of the two new nonperforming credits noted previously, credit conditions represented in the loan portfolio as a whole continue to improve, and credit costs are expected to remain in a similar range during the December 2014 quarter compared to the September 2014 quarter.

Nonperforming assets are shown in the following table:

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2014	2013	2013

Nonaccrual loans (excluding restructured loans)	$4,192	$4,063	$3,704
Nonaccrual restructured loans	4,343	2,973	3,636
Restructured loans not on nonaccrual	1,390	1,643	1,299
Accruing loans past due 90 days or more	–	–	–

Total nonperforming loans	9,925	8,679	8,639
Foreclosed assets	1,724	1,606	1,750

Total nonperforming assets	$11,649	$10,285	$10,389

Nonperforming loans as a % of gross loans	1.84%	1.66%	1.67%
Total nonperforming assets as a % of total assets	1.60%	1.46%	1.46%
Allowance for loan losses as a % of nonperforming loans	64.73%	82.11%	78.52%

Nonperforming assets aggregating to $500,000 or more, measured by gross principal outstanding per credit relationship, included five relationships at September 30, 2014 totaling $3,518,000, compared to three relationships at December 31, 2013 totaling $2,031,000. Specific reserves maintained on these large problem loans were $795,000 at September 30, 2014 and $462,000 at December 31, 2013. During the December 2014 quarter, PSB nonperforming loans may increase $2.8 million from the addition of a municipal tax financing district development loan upon restructuring of the debt issue. At September 30, 2014, PSB classified this municipal loan as an impaired but performing loan and maintained no specific reserves applicable to this credit.

Capital and Liquidity Highlights

During the nine months ended September 30, 2014, stockholders’ equity increased $3,855,000 primarily from $3,971,000 of retained net income during the period after payment of $664,000 in shareholder dividends. During the September 2014 quarter, the company repurchased 10,000 shares of its common stock at an average cost of $33.23 per share, while no shares were repurchased in the September 2013 quarter. Year to date, 10,000 shares of common stock were repurchased at an average cost of $33.23 per share during 2014 while 10,030 shares were repurchased at an average cost of $26.78 per share during the nine months ended September 30, 2013. PSB continued its quarterly stock buyback plan during the December 2014 quarter with shares purchased on the open market at prevailing prices as opportunities arise.

Tangible net book value increased to $36.59 per share at September 30, 2014, compared to $34.36 per share at December 31, 2013, an increase of 6.5%. PSB’s stockholders’ equity to assets ratio increased to 8.30% at September 30, 2014 compared to 7.98% at December 31, 2013 due to increased retained earnings with modest asset growth since the beginning of 2014. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at September 30, 2014.

New regulatory capital rules applicable to all banks become effective for PSB beginning January 1, 2015. The new rules expand the number of capital measurements and new minimum ratios over which a bank may pay dividends, repurchase common stock, or pay certain executive compensation. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At September 30, 2014, unused and available wholesale funding was approximately $328 million, or 45% of total assets, compared to $297 million, or 42% of total assets at December 31, 2013. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Income and Margin Highlights

Tax adjusted net interest income totaled $5,965,000 (on net margin of 3.43%) during the September 30, 2014 quarter compared to $5,680,000 (3.34%) in the June 2014 quarter and $5,666,000 (3.40%) in the September 2013 quarter. During the nine months ended September 30, tax adjusted net interest income totaled $17,053,000 (on net margin of 3.36%) during 2014 and $16,672,000 (3.39%) during 2013. Year to date, net interest income increased $979,000 from higher asset volume, offsetting the $598,000 reduction to net interest income from changes in loan yields and funding costs.

Repayment or refinance of maturing high cost FHLB advances during 2014 has been a significant contributor to increased net interest income. Reduced FHLB advance interest expense contributed to 69% of the increase in tax adjusted net interest income during the September 2014 quarter compared to 2013, and 116% of the increase in net interest income during the nine months ended September 30, 2014 compared to 2013. During the December 2014 quarter, an additional $18.3 million of high cost wholesale funding with a weighted average rate of 3.66% will mature and be repaid or refinanced at lower rates, supporting the increased net margin seen during the September 2014 quarter. Despite sustained higher net margin, December 2014 quarterly net interest income is expected to remain similar to that seen during the September 2014 quarter from lack of significant loan growth.

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended September 30, 2014 was $1,481,000, compared to $1,411,000 earned during the September 2013 quarter, an increase of $70,000, or 5.0%. Mortgage banking revenue was $375,000 during the September 2014 quarter compared to $384,000 during the September 2013 quarter. Mortgage banking includes the gain on sale of residential mortgage loans to secondary market investors as well as the net loan servicing income associated with those loans.

Total noninterest income for the nine months ended September 30, 2014 was $4,170,000 compared to $4,349,000 during the comparable year period, down $179,000, or 4.1%, as residential mortgage banking declined $373,000, or 27.9%. Gain on sale of mortgage loans has led the decline in mortgage banking revenue on significantly lower residential loan refinance activity due to an increase in long term interest rates in response to expected actions by the Federal Reserve. Offsetting the year to date mortgage banking decline were higher service fees, up $53,000, and higher debit and credit card interchange income, up $142,000. During December 2013, PSB sold its credit card loan principal portfolio in exchange for greater interchange fee income on those retained credit card customers, accounting for 62% of the increased interchange income during the nine months ended September 30, 2014. Prior to the sale of the credit card portfolio, card income was categorized as loan interest income.

Operating Expense Highlights

Noninterest expenses totaled $4,461,000 during the September 2014 quarter compared to $3,817,000 during the September 2013 quarter. However, September 2013 noninterest expense would have been $4,131,000 before a $458,000 reduction to employee incentive benefits on recognition of the large grain charge-off and the loss on foreclosed assets. Excluding these items from both quarters, noninterest expenses increased $283,000, or 6.9%, during the September 2014 quarter compared to the comparable prior year period. The majority of the 2014 cost increase was due to higher direct operating costs allocated to the new Northwoods branch totaling $118,000, a $54,000 increase in data processing fees, a $45,000 increase in FDIC insurance premiums from impacts of the large September 2013 grain loan charge-off, and a $58,000 increase in audit and exam charges.

During the nine months ended September 30, 2014, noninterest expense totaled $13,416,000 compared to $12,115,000 during the prior year period. However, both periods included special items including $371,000 of nonrecurring Northwoods Rhinelander merger and conversion costs during 2014 and a $458,000 reduction in employee incentive costs during 2014 on recognition of the large gain loss. Excluding the proforma impact of these items as well as the loss on foreclosed assets, noninterest expense during the nine months ended September 30, 2014 would have been $12,924,000 compared to $12,279,000 during 2013, an increase of $645,000, or 5.3%. Approximately $207,000 of the increase was from recurring Northwoods branch wage and other direct operating costs following the acquisition. Separate from Northwoods wage costs, proforma salaries and employee benefits increased an additional $141,000, or 2.0%. Data processing and office operations costs increased $105,000 (excluding the Northwoods branch acquisition conversion and operating costs) and FDIC insurance premiums increased $113,000 related to the grain loan charge-off and increased deposits. All other net operating expense increases totaled $79,000.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in noninterest income and expenses, proforma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is a community bank headquartered in Wausau, Wisconsin, serving north central Wisconsin from nine full service banking locations in Marathon, Oneida, and Vilas counties. Peoples also provides investment and insurance products, along with retirement planning services, through Peoples Wealth Management, a division of Peoples. PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ on the OTC Markets Exchange. More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.

# # #

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended - Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
Earnings and dividends:	2014	2014	2014	2013	2013

Net income	$1,782	$1,403	$1,450	$1,561	$13
Basic earnings per share(3)	$1.08	$0.85	$0.87	$0.95	$0.01
Diluted earnings per share(3)	$1.08	$0.85	$0.87	$0.95	$0.01
Dividends declared per share(3)	$–	$0.40	$–	$0.39	$–
Tangible net book value per share(4)	$36.59	$35.56	$35.15	$34.36	$33.92
Semi-annual dividend payout ratio	n/a	23.34%	n/a	40.91%	n/a
Average common shares outstanding	1,650,716	1,658,157	1,658,017	1,651,518	1,651,518

Balance sheet - average balances:

Loans receivable, net of allowances	$528,420	$513,163	$498,957	$507,898	$510,937
Total assets	$727,738	$716,152	$698,127	$704,559	$695,344
Deposits	$598,845	$592,377	$567,500	$557,639	$537,836
Stockholders' equity	$60,080	$59,424	$57,710	$57,243	$56,907

Performance ratios:

Return on average assets(1)	0.97%	0.79%	0.84%	0.88%	0.01%
Return on average stockholders' equity(1)	11.77%	9.47%	10.19%	10.82%	0.09%
Average tangible stockholders' equity less accumulated other comprehensive income (loss) to average assets(4)	8.20%	8.24%	8.22%	8.07%	8.09%
Net loan charge-offs to average loans(1)	0.48%	0.07%	0.03%	0.27%	2.97%
Nonperforming loans to gross loans	1.84%	2.06%	1.75%	1.67%	1.66%
Allowance for loan losses to gross loans	1.19%	1.31%	1.39%	1.31%	1.36%
Nonperforming assets to tangible equity plus the allowance for loan losses(4)	17.92%	18.96%	16.27%	16.80%	16.73%
Net interest rate margin(1)(2)	3.43%	3.34%	3.31%	3.32%	3.40%
Net interest rate spread(1)(2)	3.28%	3.19%	3.15%	3.14%	3.23%
Service fee revenue as a percent of average demand deposits(1)	1.72%	1.83%	1.68%	1.76%	2.01%
Noninterest income as a percent of gross revenue	17.81%	17.14%	17.09%	15.92%	17.22%
Efficiency ratio(2)	59.61%	66.19%	63.75%	63.87%	53.94%
Noninterest expenses to average assets(1)	2.43%	2.61%	2.49%	2.47%	2.18%

Stock price information:

High	$34.00	$33.85	$34.50	$31.25	$31.50
Low	$32.25	$31.75	$30.10	$29.75	$29.40
Market value at quarter-end	$33.80	$32.42	$32.00	$31.25	$29.76

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
(4) Tangible stockholders' equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
(dollars in thousands,	September 30,		September 30,
except per share data - unaudited)	2014	2013	2014	2013

Interest and dividend income:
Loans, including fees	$5,821	$5,865	$16,885	$17,333
Securities:
Taxable	617	509	1,779	1,566
Tax-exempt	377	383	1,132	1,133
Other interest and dividends	18	15	60	56

Total interest and dividend income	6,833	6,772	19,856	20,088

Interest expense:
Deposits	703	738	2,132	2,279
FHLB advances	118	323	534	977
Other borrowings	154	165	464	490
Senior subordinated notes	38	38	113	147
Junior subordinated debentures	86	86	255	255

Total interest expense	1,099	1,350	3,498	4,148

Net interest income	5,734	5,422	16,358	15,940
Provision for loan losses	140	3,340	420	4,015

Net interest income after provision for loan losses	5,594	2,082	15,938	11,925

Noninterest income:
Service fees	448	422	1,223	1,170
Mortgage banking	375	384	965	1,338
Investment and insurance sales commissions	225	204	718	695
Net gain on sale of securities	–	–	–	12
Increase in cash surrender value of life insurance	103	102	302	300
Other noninterest income	330	299	962	834

Total noninterest income	1,481	1,411	4,170	4,349

Noninterest expense:
Salaries and employee benefits	2,489	2,031	7,282	6,609
Occupancy and facilities	454	408	1,361	1,324
Loss on foreclosed assets	47	144	121	294
Data processing and other office operations	503	449	1,732	1,403
Advertising and promotion	82	80	257	234
FDIC insurance premiums	145	100	424	311
Other noninterest expenses	741	605	2,239	1,940

Total noninterest expense	4,461	3,817	13,416	12,115

Income (loss) before provision for income taxes	2,614	(324)	6,692	4,159
Provision (credit) for income taxes	832	(337)	2,057	976

Net income	$1,782	$13	$4,635	$3,183
Basic earnings per share	$1.08	$0.01	$2.80	$1.93
Diluted earnings per share	$1.08	$0.01	$2.80	$1.93

PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands - unaudited)	2014	2013	2014	2013

Net income	$1,782	$13	$4,635	$3,183

Other comprehensive income (loss), net of tax:

Unrealized gain (loss) on securities available for sale	(165)	(265)	132	(780)

Reclassification adjustment for security gain included in net income	–	–	–	(7)

Amortization of unrealized gain on securities available for sale transferred to securities held to maturity included in net income	(50)	16	(152)	(175)

Unrealized gain (loss) on interest rate swap	20	(39)	(17)	45

Reclassification adjustment of interest rate swap settlements included in earnings	28	28	85	84

Other comprehensive income (loss)	(167)	(260)	48	(833)

Comprehensive income (loss)	$1,615	$(247)	$4,683	$2,350

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2014 unaudited, December 31, 2013 derived from audited financial statements

	September 30,	December 31,
(dollars in thousands, except per share data) - Unaudited	2014	2013
Assets

Cash and due from banks	$9,824	$13,800
Interest-bearing deposits and money market funds	1,820	977
Federal Funds sold	1,173	16,745

Cash and cash equivalents	12,817	31,522
Securities available for sale (at fair value)	73,174	61,650
Securities held to maturity (fair value of $71,645 and $71,672)	70,402	71,629
Bank certificates of deposit	3,424	2,236
Loans held for sale	999	150
Loans receivable, net of allowance for loan losses	533,088	509,880
Accrued interest receivable	2,165	2,076
Foreclosed assets	1,724	1,750
Premises and equipment, net	10,981	9,669
Mortgage servicing rights, net	1,734	1,696
Federal Home Loan Bank stock (at cost)	2,556	2,556
Cash surrender value of bank-owned life insurance	13,127	12,826
Other assets	4,114	3,901

TOTAL ASSETS	$730,305	$711,541

Liabilities

Non-interest-bearing deposits	$109,197	$102,644
Interest-bearing deposits	492,880	474,870

Total deposits	602,077	577,514

Federal Home Loan Bank advances	31,372	38,049
Other borrowings	18,211	20,441
Senior subordinated notes	4,000	4,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,305	7,052

Total liabilities	669,697	654,788

Stockholders’ equity

Preferred stock - no par value: Authorized - 30,000 shares	–	–
Common stock - no par value with a stated value of $1 per share:
Authorized - 6,000,000 shares
Issued - 1,830,266 shares; Outstanding - 1,648,157 shares	1,830
Issued - 1,830,266 shares; Outstanding - 1,651,518 shares		1,830
Additional paid-in capital	6,956	6,967
Retained earnings	56,403	52,432
Accumulated other comprehensive income, net of tax	397	349
Treasury stock, at cost - 182,109 and 178,748 shares, respectively	(4,978)	(4,825)

Total stockholders’ equity	60,608	56,753

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$730,305	$711,541

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Quarter Ended September 30,

	2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$535,375	$5,858	4.34%	$518,504	$5,912	4.52%
Taxable securities	90,321	617	2.71%	77,961	509	2.59%
Tax-exempt securities(2)	53,579	571	4.23%	54,636	580	4.21%
FHLB stock	2,556	4	0.62%	3,594	2	0.22%
Other	8,208	14	0.68%	5,869	13	0.88%

Total(2)	690,039	7,064	4.06%	660,564	7,016	4.21%

Non-interest-earning assets:
Cash and due from banks	11,098			10,912
Premises and equipment, net	11,037			9,786
Cash surrender value insurance	13,064			12,350
Other assets	9,455			9,299
Allowance for loan losses	(6,955)			(7,567)

Total	$727,738			$695,344

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$178,271	$70	0.16%	$168,860	$89	0.21%
Money market deposits	138,485	86	0.25%	121,267	100	0.33%
Time deposits	178,841	547	1.21%	164,441	549	1.32%
FHLB borrowings	30,529	118	1.53%	59,537	323	2.15%
Other borrowings	19,962	154	3.06%	22,797	165	2.87%
Senior subordinated notes	4,000	38	3.77%	4,000	38	3.77%
Junior subordinated debentures	7,732	86	4.41%	7,732	86	4.41%

Total	557,820	1,099	0.78%	548,634	1,350	0.98%

Non-interest-bearing liabilities:
Demand deposits	103,248			83,268
Other liabilities	6,590			6,535
Stockholders’ equity	60,080			56,907

Total	$727,738			$695,344

Net interest income		$5,965			$5,666
Rate spread			3.28%			3.23%
Net yield on interest-earning assets			3.43%			3.40%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Nine Months Ended September 30,

	2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$520,556	$16,997	4.37%	$506,241	$17,481	4.62%
Taxable securities	87,021	1,779	2.73%	84,426	1,566	2.48%
Tax-exempt securities(2)	53,986	1,715	4.25%	53,314	1,717	4.31%
FHLB stock	2,556	10	0.52%	3,189	6	0.25%
Other	13,982	50	0.48%	9,631	50	0.69%

Total(2)	678,101	20,551	4.05%	656,801	20,820	4.24%

Non-interest-earning assets:
Cash and due from banks	10,202			10,147
Premises and equipment, net	10,462			10,009
Cash surrender value insurance	12,964			12,087
Other assets	9,428			9,632
Allowance for loan losses	(6,935)			(7,529)

Total	$714,222			$691,147

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$179,884	$225	0.17%	$173,931	$295	0.23%
Money market deposits	140,185	282	0.27%	119,489	299	0.33%
Time deposits	172,516	1,625	1.26%	162,314	1,685	1.39%
FHLB borrowings	30,358	534	2.35%	58,923	977	2.22%
Other borrowings	20,348	464	3.05%	22,368	490	2.93%
Senior subordinated notes	4,000	113	3.78%	4,750	147	4.14%
Junior subordinated debentures	7,732	255	4.41%	7,732	255	4.41%

Total	555,023	3,498	0.84%	549,507	4,148	1.01%

Non-interest-bearing liabilities:
Demand deposits	93,822			79,146
Other liabilities	6,321			6,042
Stockholders’ equity	59,056			56,452

Total	$714,222			$691,147

Net interest income		$17,053			$16,672
Rate spread			3.21%			3.23%
Net yield on interest-earning assets			3.36%			3.39%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.